YOU On Demand Announces Q3 2015 Earnings Results and Approval of Nonbinding
Investment Proposal from Bruno Wu's Sun Seven Stars

NEW YORK, Nov. 16, 2015 /PRNewswire/ -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) ("YOU On Demand" or "YOD" or "the Company"), a Video On Demand ("VOD") and entertainment service provider in China delivering Hollywood movies to mobile and TV screens, announced today its Q3 2015 operating results for the period ended September 30, 2015 (a full copy of the Company's quarterly report on Form 10-Q is also being posted at www.sec.gov). In addition, the Company announced both receipt and approval of a preliminary nonbinding investment proposal from Bruno Wu's Sun Seven Stars.

Conference Call: Chairman Shane McMahon, CEO Weicheng Liu and VP of Finance Grace He will host a conference call at 8:00 a.m. ET today.

To join the webcast, please visit the 'Webcasts and Events' section of the YOD corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

YOD Q3 2015 Operating Results

Revenue for the three months ended September 30, 2015 was $476,000, as compared to $645,000 for the same period in 2014. Revenue for the nine months ended September 30, 2015 was $2,984,000, as compared to $965,000 for the same period in 2014. The year-to-date increase in revenue of approximately $2,019,000 was attributable to the growth of our multi-platform video streaming services in the first half of 2015.

Our gross loss for the three months ended September 30, 2015 was $424,000, as compared to $228,000 gross loss during the same period in 2014. The increase in gross loss of approximately $196,000 was primarily due to decreased revenues.

Our selling, general and administrative expenses for the three months ended September 30, 2015, decreased approximately $29,000, to $1,832,000, as compared to $1,861,000 for the three months ended September 30, 2014.

Salaries and personnel costs are the primary component of selling, general and administrative expenses. For the three months ended September 30, 2015, these costs totaled $922,000, a decrease of $79,000, or 8%, as compared to $1,001,000 for the same period of 2014. While we added resources in the area of product development and operations, salaries and personnel costs decreased due to continuous cost control and internal re-alignment of resources, which was a primary focus of management for the 2015 fiscal year. This decrease was partially offset by increase in marketing expenses related to our promotion of our YOU Hollywood services across big screen platforms, namely cable, IPTV and OTT.

Net loss was $2,336,000 for Q3 2015 compared to $2,116,000 in the comparable 2014 period. Basic and diluted loss per share for Q3 2015 was $0.09 as compared to $0.09 loss per share in the same period in 2014. Net loss for the nine months ended September 30, 2015 was $6,578,000 compared to $10,654,000 in the comparable 2014 period. For the nine months ended September 30, 2015, basic and diluted loss per share was $0.26 as compared to $1.45 loss per share for the same nine-month period in 2014.

As of September 30, 2015, the Company had cash and cash equivalents of approximately $4.4 million and total current assets of approximately $8.5 million.

More details of YOU ON Demand's Q3 2015 financials can be found in form 10-Q of our corporate filings, copies of which can be obtained from the SEC or via our website.

Strategic Investment from Bruno Wu's Sun Seven Stars

YOU On Demand also today announced that its Board of Directors (the "Board") has received and approved a nonbinding proposal ("Investment Proposal") from Bruno Wu's Beijing Sun Seven Stars Culture Development Limited ("SSS"). For informational purposes, Bruno Wu is now the Founder, Co-Chairman and CEO of Sun Seven Stars Media Group Limited, one of the biggest private media and investment conglomerates in China. Its predecessor is Sun Media Group Holdings Limited, which was established by Bruno Wu and Yang Lan in 1999 and became one of the leading entertainment, media and investment companies in Asia after 10 years of growth. Sun Seven Stars Media Group Limited now has 7 business units including Sun Media Group, Sun eSports Group, Sun Seven Stars Culture Group, Enternet Group, Sun TV+ Network Group, Sun Music Group and Sun Art Capital Group. It has a presence in over ten major cities in the world including: Beijing, Shanghai, Tianjin, Hong Kong, New York, LA, Paris, London, Toronto, Seoul and Scandinavia countries.

The Investment Proposal is outlined as follows:

  SSS would make a strategic cash investment of $10,000,000 at $2.20 per share of common stock, an approximate 12% premium over the volume-weighted average closing price of the common stock as quoted by NASDAQ during the last 45 days;
  SSS will offer to provide loans to YOU On Demand in the event that the Company has requirements for additional working capital to expand operations and market the YOD service;
  SSS will receive approximately 1.8 million 2-year cash warrants to purchase common shares at an exercise price of $2.75;
  SSS will use reasonable efforts to secure $50 million of financing for YOD produced original content;
  SSS will grant YOU On Demand the non-exclusive right, to over 3,100 hours of Hollywood, domestic and children's movies, TV and original content (that YOD currently has no rights to with its own content agreements and arrangements), expected to be valued at approximately $29,100,000, in exchange for common shares of YOD common stock at a value exchange of $3.16 per share or a 60% premium over the volume-weighted average closing price of the common stock as quoted by NASDAQ during the last 45 days. The value of the that content will be determined by an independent accounting and advisory firm retained by YOU On Demand;

SSS and partner Tianjin Enternet Network Technology Limited ("Tianjin Enternet") will sell to YOU On Demand 100% of the outstanding equity interests of Tianjin SevenStarsFlix Network Technology Limited ("SevenStarsFlix"), a to-be-formed subsidiary of Tianjin Enternet. SevenStarsFlix will offer a branded pay content service delivered to consumers ubiquitously through all its platform partners, will track and share consumer payments and other behavior data, will operate a customer management and data-based service and will develop mobile social TV-based customer management portals;

Consideration for the sale of the equity interest in Tianjin Enternet will be on an earn-out basis. Tianjin Enternet will receive YOD common stock based on reaching the following targets:

By Year End	Target	Shares
2016	$4 million net income or 50 million homes/users passed	5,000,000
2017	$6 million net income or 100 million homes/users passed	5,000,000
2018	$8 million net income or 150 million homes/users passed	5,000,000
  SSS will provide right of first negotiation to YOD on all live-action or animated feature-length movies that SSS develops or obtains the right to license.

While the Company and SSS are pursuing a closing of the foregoing transactions, the Board cautions the Company's shareholders and others considering trading in its securities that this is a non-binding investment proposal subject to the following:

  Satisfactory completion by the Company of due diligence review of the content and equity to be contributed to the Company;
  Satisfactory completion by SSS and Tianjin Enternet of due diligence review of the business of the Company;
  The negotiation, execution and delivery of mutually acceptable definitive documentation for the transactions contemplated herein;
  Each party obtaining all required approvals for the transaction; and
  The company obtaining a satisfactory independent valuation of the content rights transferred to the Company.

There can be no assurance that any definitive agreement will be executed, or that this, or any other, transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via Subscription Video On Demand and Transactional Video On Demand. The Company has secured alliances with leading global media operators and content developers. YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand

YOU On Demand Holdings, Inc., Its Subsidiaries and Variable Interest Entity
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September	September	September	September
	30,	30,	30,	30,
	2015	2014	2015	2014
Revenue	$476,165	$644,891	$2,983,741	$965,268
Cost of revenue	900,284	873,025	2,772,322	2,606,142
Gross profit/(loss)	(424,119)	(228,134)	211,419	(1,640,874)
Operating expenses:
Selling, general and administrative expense	1,832,443	1,861,053	5,939,559	5,772,350
Professional fees	141,034	114,271	581,115	375,986
Depreciation and amortization	98,643	124,936	283,468	414,486
Total operating expense	2,072,120	2,100,260	6,804,142	6,562,822
Loss from operations	(2,496,239)	(2,328,394)	(6,592,723)	(8,203,696)
Interest and other income/(expense)
Interest expense, net	(30,613)	(29,151)	(89,168)	(2,346,210)
Change in fair value of warrant liabilities	91,315	281,537	125,364	(655,849)
Change in fair value of contingent consideration	-	(47,634)	-	(160,766)
Loss on investment in unconsolidated entities	(50,642)	(6,389)	(143,666)	(16,646)
Gain on sale of subsidiary	-	-	-	755,426
Loss on dissolution of a variable interest entity	-	-	-	(27,463)
Others

	142,280	(14,783)	95,937	(82,464)
Net loss before income taxes and non- controlling interest	(2,343,899)	(2,144,814)	(6,604,256)	(10,737,668)
Income tax benefit	8,612	28,812	25,836	84,249
Net loss	(2,335,287)	(2,116,002)	(6,578,420)	(10,653,419)
Net loss attributable to non-controlling interest	249,369	169,364	376,893	696,708
Net loss attributable to YOU On Demand shareholders	(2,085,918)	(1,946,638)	(6,201,527)	(9,956,711)
Dividends and deemed dividends on preferred stock	-	-	-	(16,402,161)
Net loss attributable to YOU On Demand common shareholders	$(2,085,918)	$(1,946,638)	$(6,201,527)	$(26,358,872)
Basic and diluted loss per share	$(0.09)	$(0.09)	$(0.26)	$(1.45)
Weighted average shares outstanding:
Basic and diluted	24,003,403	22,012,166	23,890,929	18,203,124

YOU On Demand Holdings, Inc., and Its Subsidiaries and Variable Interest Entity
UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,356,761	$10,812,371
Accounts receivable, net	2,578,745	1,091,076
Licensed content, current	969,250	1,041,609
Prepaid expenses	522,505	196,474
Other current assets	44,790	22,442
Total current assets	8,472,051	13,163,972
Property and equipment, net	198,315	320,671
Licensed content, non-current	27,118	35,648
Intangible assets, net	2,482,398	2,320,103
Goodwill	6,648,911	6,648,911
Long-term equity investments	688,672	850,054
Other non-current assets	279,476	365,006
Total assets	$18,796,941	$23,704,365
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable	$22,374	$110,814
Deferred revenue	217,991	13,431
Accrued expenses and other liabilities	3,019,822	2,046,783
Accrued license fees	746,071	348,007
Convertible promissory note	3,000,000	3,000,000
Warrant liabilities	459,686	585,050
Total current liabilities	7,465,944	6,104,085
Deferred income tax liability	338,736	364,572
Total liabilities	7,804,680	6,468,657
Commitments and contingencies
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 as of September 30, 2015 and December 31, 2014, respectively	1,261,995	1,261,995
Equity:

     Series E Preferred Stock - $0.001 par value; 16,500,000 shares authorized, 7,254,997 and 7,365,283 shares issued and outstanding, liquidation preference of $12,696,245 and $12,889,245 as of September 30, 2015 and December 31, 2014, respectively

	7,255	7,365
Common stock, $0.001 par value; 1,500,000,000 shares authorized, 24,027,924 and 23,793,702 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	24,028	23,794
Additional paid-in capital	96,865,051	96,347,272
Accumulated deficit	(84,558,094)	(78,356,567)
Accumulated other comprehensive loss	(266,742)	(66,032)
Total YOU On Demand shareholder's equity	12,071,498	17,955,832
Non-controlling interest	(2,341,232)	(1,982,119)
Total equity	9,730,266	15,973,713
Total liabilities, convertible redeemable preferred stock and equity	$18,796,941	$23,704,365